Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): 917-239-9241; jon.diat@aig.com Jim Ankner (Media): 917-882-7677; james.ankner@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG ANNOUNCES PRICING OF SALE OF ORDINARY SHARES OF AIA GROUP LIMITED

NEW YORK, December 17, 2012 — American International Group, Inc. (NYSE: AIG) announced today that it has priced the sale in Hong Kong of approximately 1.65 billion ordinary shares of AIA Group Limited (AIA) by means of a placing to certain institutional investors within the price range of HK$29.65 (approximately US$3.83 per share) to HK$30.65 (approximately US$3.95 per share). The exact price will be disclosed before the opening of the Hong Kong market on Tuesday, December 18, 2012 Hong Kong time. This represents all of the AIA ordinary shares owned by AIG.

The ordinary shares have not been and will not be registered under the Securities Act of 1933, as amended (the Securities Act), or any other applicable law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the ordinary shares, nor shall there be any sale of the ordinary shares in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is not for distribution or release in or into the Hong Kong Special Administrative Region of the People’s Republic of China.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that AIG will be able to complete the placing of the AIA ordinary shares, or, if completed, what the net proceeds will be from the placing. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.